Exhibit 21.01

Subsidiaries of Valero L.P.

Name of Entity	State of Incorporation
Bicen Development Corporation N.V.	Netherlands Antilles
Diamond K Limited	Bermuda
Kaneb, Inc.	Delaware
Kaneb Investment, LLC	Delaware
Kaneb LLC	Delaware
Kaneb Management, LLC	Delaware
Kaneb Management Company LLC	Delaware
Kaneb Pipe Line Company LLC	Delaware
Kaneb Pipe Line Holding Company, LLC	Delaware
Kaneb Pipe Line Operating Partnership, L.P.	Delaware
Kaneb Pipe Line Partners, L.P.	Delaware
Kaneb Services LLC	Delaware
Kaneb Terminals B.V.	Netherlands
Kaneb Terminals (Eastham) Limited	England
Kaneb Terminals Limited	England
Petroburgos, S. de R.L. de C.V.	Mexico
Point Tupper Marine Services Co.	Nova Scotia
Ross Chemical & Storage Company Limited	England
Saba Company N.V.	Netherlands Antilles
Seven Seas Steamship Company (Sint Eustatius) N.V.	Netherlands Antilles

Name of Entity	State of Incorporation
Shore Terminals LLC	Delaware
Skelly-Belvieu Pipeline Company, L.L.C.	Delaware
ST Linden Terminal, LLC (joint venture)	Delaware
StanTrans Holding, Inc.	Delaware
StanTrans, Inc.	Delaware
StanTrans Partners, L.P.	Delaware
Statia Marine, Inc.	Cayman Islands
Statia Technology, Inc.	Delaware
Statia Terminals Antilles N.V.	Netherlands Antilles
Statia Terminals Canada Co.	Nova Scotia
Statia Terminals Canada Holdings Co	Nova Scotia
Statia Terminals Canada Partnership	Nova Scotia
Statia Terminals Corporation N.V.	Curacao, NA
Statia Terminals Delaware, Inc.	Delaware
Statia Terminals, Inc.	Delaware
Statia Terminals International N.V.	Curacao, NA
Statia Terminals Marine Services N.V.	Netherlands Antilles
Statia Terminals New Jersey, Inc.	Delaware
Statia Terminals N.V.	Netherlands Antilles
Support Terminal Operating Partnership, L.P.	Delaware
Support Terminals Services, Inc.	Delaware
Texas Energy Services LLC	Delaware
Valero Burgos, LLC	Delaware

Name of Entity	State of Incorporation
Valero GP, Inc.	Delaware
Valero Internacional, S de R.L. de C.V.	Mexico
Valero Logistics Operations, L.P.	Delaware